Exhibit 4.5

PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ASIA CAPITAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

NOTE

FOR VALUE RECEIVED, Jeffrey K. Daniel, Craig L. Daniel and Edward Daniel (collectively, the “Borrowers”), with principal offices located at 7502 Mesa Road, Houston, Texas 77020, hereby promises to pay to Omni U.S.A., Inc., a Nevada Corporation (the “Holder”), or order, without demand, the sum of Six Hundred Seventy-Two Thousand Dollars ($672,000). The remaining principal amount of the Note shall be due and payable on the Maturity Date (as hereinafter defined).

The following terms shall apply to this Note:

ARTICLE I
PAYMENT

Payment. Borrowers shall pay to Holder the amount of $4,000 per month commencing on February 1, 2006 and the first day of each month thereafter.

Maturity Date. On the Maturity Date, the entire unpaid principal amount shall be paid to the Holder without offset or deduction of any kind. The Maturity Date shall be December 29_, 2008.

Prepayment. The Note may be prepaid in whole or in part (subject to a minimum payment of $100,000), without premium or penalty.

ARTICLE II
EVENTS OF DEFAULT

Events of Default. The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make the principal balance then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable:

Failure to Pay Principal. The Borrowers fail to pay any installment of principal hereon when due and such failure continues for a period of five (5) days after the due date.

Breach of Covenant. The Borrowers breach any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) days after written notice to the Borrowers from the Holder.

Receiver or Trustee. The Borrowers shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

Judgments. Any money judgment, writ or similar final process, shall be entered or filed against any of the Borrowers or any of their property or other assets for more than $250,000 collectively, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrowers and if instituted against Borrowers are not dismissed within 60 days of initiation.

Enforcement. Upon the occurrence of any Event of Default, the Holder may thereupon proceed to protect and enforce its rights either by suit in equity and/or by action at law or by other appropriate proceedings whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, and proceed to enforce the payment of this Note held by it, and to enforce any other legal or equitable right of the Holder.

ARTICLE III
MISCELLANEOUS

Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by fax transmission (with copy sent by certified or registered mail or by overnight courier). For the purposes hereof, the address and fax number of the Holder is set forth on the signature page hereto. The address and fax number of the Borrowers is 7502 Mesa Road, Houston, Texas 77020 facsimile (713) 635-6360. Both Holder and Borrowers may change the address and fax number for service by service of notice to the other as herein provided.

Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

Assignability. This Note shall be binding upon the Borrowers and their successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

Cost of Collection. If default is made in the payment of this Note, Borrowers shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrowers to the Holder and thus refunded to the Borrowers.

Governing Law and Venue. This Note shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Note, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Agreement or the transaction(s) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

IN WITNESS WHEREOF, each Borrower has caused this Note to be signed on this 29th day of December, 2005.

/S/	JEFFREY K. DANIEL
Name: Jeffrey K. Daniel

/S/	CRAIG L. DANIEL
Name: Craig L. Daniel

/S/	EDWARD DANIEL
Name: Edward Daniel

Address of Holder

Omni U.S.A., Inc. 2236 Rutherford Road, Suite 107 Carlsbad, California 92008 Attn: John R. Dunn Facsimile: 760-929-7504